Exhibit 99.1

Contact:  Mexican Restaurants, Inc.
 Andrew J. Dennard
 (713) 943-7574

Mexican Restaurants, Inc.
Announces 2009 Third Quarter Operating Results
(NASDAQ: CASA)

Houston, Texas (November 9, 2009)    For the 2009 third quarter of Mexican Restaurants, Inc. (the “Company”) ended September 27, 2009, the Company reported a net loss of $232,614 or $0.07 per diluted share, compared with a net loss of $504,559 or $0.15 per diluted share for the third quarter of fiscal year 2008.  For the 39-week period ended September 27, 2009, the Company reported a net loss of $260,697 or $0.08 per diluted share, compared with a net loss of $69,983 or $0.02 per diluted share for the 39-week period of fiscal year 2008.

Our revenues for the third quarter of fiscal year 2009 decreased $381,636 or 2.2% to $17.3 million compared with $17.7 million for the same quarter in fiscal year 2008.  Restaurant sales for third quarter 2009 decreased by $354,895 or 2.0% to $17.1 million compared with $17.4 million for the third quarter of 2008.  Franchised-owned restaurant sales, as reported by franchisees, decreased approximately 3.4% over the same quarter in fiscal 2008.  The decrease in restaurant revenues primarily reflects a decrease in same-store sales, partially offset by new restaurant revenues and revenues of restaurants that were temporarily closed last year due to Hurricanes Gustav and Ike.  For the third quarter ended September 27, 2009, Company-owned same-restaurant sales decreased approximately 11.4%, caused by a weakened economy.

On a year-to-date basis, the Company’s revenue decreased $398,486 to $54.8 million compared to $55.2 million for the same 39-week period in fiscal 2008.  Restaurant sales for the 39-week period ended September 27, 2009 decreased $348,192 to $54.2 million compared to $54.6 million for the same 39-week period in fiscal 2008.  Franchised-owned restaurant sales, as reported by franchisees, decreased approximately 2.9% over the same 39-week period in fiscal 2008.  The decrease in restaurant revenues primarily reflects a decrease in same-store sales, partially offset by new restaurant revenues and revenues of restaurants that were temporarily closed last year due to Hurricanes Gustav and Ike.  For the 39-week period ended September 27, 2009, Company-owned same-restaurant sales decreased approximately 5.6%.

 On October 6, 2009, planned expense reductions were implemented to reduce costs related to general and administrative expenses to achieve a level of expense that management believes is sustainable through fiscal year 2010.  In implementing the cost savings, severance pay of approximately $190,000 was incurred in the fourth quarter of fiscal year 2009 related to staff reductions at the corporate office.  Total cost savings of approximately $1.1 million through fiscal year 2010 is expected from planned general and administrative expense reductions related to the decrease in corporate payroll costs as well as reduced marketing and other general and administrative costs.

Commenting on the Company’s third quarter results, Curt Glowacki, Chief Executive Officer, stated, “The troubled economic environment continues to exert downward pressure on our sales and profits.  Consequently, I made one of the toughest decisions any executive must make by cutting back general and administrative positions.  As of the end of the third quarter, we were in compliance with all debt covenants and as of the date hereof we expect to be in compliance with our debt covenants; however, for the near term, we continue to remain cautious regarding the economy and consumer spending.  As I have stated before, we will continue to focus on the fundamentals of running great restaurants that offer delicious food at very affordable prices while positioning the Company to exit the recession stronger both financially and operationally.”

Mexican Restaurants, Inc. operates and franchises 74 Mexican restaurants.  The current system includes 55 Company-operated restaurants, 17 franchisee operated restaurants and two licensed restaurants.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: national, regional or local economic and real estate conditions; growth strategy; dependence on executive officers; geographic concentration; increasing susceptibility to adverse conditions in the region; changes in consumer tastes and eating habits; demographic trends; inclement weather; traffic patterns; the type, number and location of competing restaurants; inflation; increased food, labor and benefit costs; the availability of experienced management and hourly employees; seasonality and the timing of new restaurant openings; changes in governmental regulations; dram shop exposure; and other factors not yet experienced by the Company.  The use of words such as “believes”, “anticipates”, “expects”, “intends” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Readers are urged to carefully review and consider the various disclosures made by the Company in this release and in the Company’s most recent Annual Report and Form 10-K , that attempt to advise interested parties of the risks and factors that may affect the Company’s business.

Mexican Restaurants, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	13-Week Period Ended 9/27/2009	13-Week Period Ended 9/28/2008	39-Week Period Ended 9/27/2009	39-Week Period Ended 9/28/2008
Revenues:
Restaurant sales	$17,096,233	$17,451,128	$54,217,484	$54,565,676
Franchise fees, royalties and other	128,962	135,496	393,829	406,252
Business interruption	107,318	127,525	210,846	248,717
	17,332,513	17,714,149	54,822,159	55,220,645

Costs and expenses:
Cost of sales	4,961,965	5,073,611	15,475,502	15,711,467
Labor	5,835,840	5,765,679	18,008,937	17,746,704
Restaurant operating expenses	4,419,617	4,698,151	13,724,614	13,748,135
General and administrative	1,530,024	1,754,122	4,848,791	5,450,463
Depreciation and amortization	891,681	805,218	2,644,651	2,414,883
Pre-opening costs	21,745	43,810	21,745	91,121
Impairment and restaurant closure costs	116,937	67,597	354,168	122,426
Loss (gain) on involuntary disposals	18,330	140,938	26,127	(134,771)
Loss on sale of other property and equipment	46,430	131,509	120,126	173,179
	17,842,569	18,480,635	55,224,661	55,323,607

Operating loss	(510,056)	(766,486)	(402,502)	(102,962)

Other income (expense):
Interest income	815	1,242	2,678	4,152
Interest expense	(39,870)	(92,003)	(144,981)	(325,215)
Other, net	6,742	10,500	26,844	27,958
	(32,313)	(80,261)	(115,459)	(293,105)

Loss from continuing operations before income taxes	(542,369)	(846,747)	(517,961)	(396,067)
Income tax benefit	309,755	362,961	306,772	260,198
Loss from continuing operations	(232,614)	(483,786)	(211,189)	(135,869)

Discontinued Operations:
Income from discontinued operations	-	76,807	36,021	138,846
Restaurant closure income (expense)	-	(6,062)	(190,941)	46,227
Gain (loss) on sale of assets	-	-	386,502	(2,075)
Income from discontinued operations before income taxes	-	70,745	231,582	182,998
Income tax expense	-	(91,518)	(281,090)	(117,112)
Income (loss) from discontinued operations	-	(20,773)	(49,508)	65,886

Net loss	$(232,614)	$(504,559)	$(260,697)	$(69,983)

Basic income (loss) per common share
Loss from continuing operations	$(0.07)	$(0.14)	$(0.06)	$(0.04)
Income (loss) from discontinued operations	-	(0.01)	(0.02)	0.02
Net loss	$(0.07)	$(0.15)	$(0.08)	$(0.02)

Diluted income (loss) per common share
Loss from continuing operations	$(0.07)	$(0.14)	$(0.06)	$(0.04)
Income (loss) from discontinued operations	-	(0.01)	(0.02)	0.02
Net loss	$(0.07)	$(0.15)	$(0.08)	$(0.02)

Weighted average number of common shares (basic)	3,286,201	3,259,087	3,276,306	3,252,858

Weighted average number of common shares (diluted)	3,286,201	3,259,087	3,276,306	3,252,858